EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	Pondel Wilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2015 FIRST QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – May 29, 2014 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturers, today reported financial results for the fiscal 2015 first quarter ended April 30, 2014.

Total revenue grew 11 percent to $68.5 million for the fiscal 2015 first quarter, up from $61.9 million for the same quarter last year.  License revenue increased to $6.7 million for the first quarter of fiscal 2015, up from $6.2 million for the first quarter of fiscal 2014.  Subscription revenue grew to $6.2 million, up from $4.0 million for last year’s fiscal first quarter, driven by continued growth of sales in the QAD Enterprise Cloud.  Maintenance and other revenue rose to $36.1 million, up from $35.2 million for last year’s fiscal first quarter.  Professional services revenue increased to $19.6 million, up from $16.5 million for the first quarter of fiscal 2014.

Net loss for the fiscal 2015 first quarter was approximately breakeven, or $0.01 per Class A share and $0.00 per Class B share.  Net loss for the fiscal 2014 first quarter totaled $1.3 million, or $0.08 per Class A share and $0.07 per Class B share.

“QAD’s first quarter results reflect growth across all business lines, which resulted in higher than expected revenue.  Cloud momentum is continuing with solid bookings during the quarter,” said Karl Lopker, Chief Executive Officer of QAD Inc.  “Our recent Explore customer conference in New Orleans was very successful, with strong customer interest in upgrades and moving to the Cloud.  We expect a positive environment for manufacturing and remain optimistic about the remainder of the year.”

Gross profit for the fiscal 2015 first quarter equaled $37.1 million, or 54 percent of total revenue, compared with $33.3 million, or 54 percent of total revenue, for the fiscal 2014 first quarter.

Total operating expenses amounted to $36.8 million, or 54 percent of total revenue, for the fiscal 2015 first quarter, versus $35.0 million, or 57 percent of total revenue, for the same quarter last year.

Operating income for the first quarter of fiscal 2015 was $298,000, which included $876,000 in stock compensation expense.  For the first quarter of fiscal 2014, operating loss was $1.7 million, which included $944,000 in stock compensation expense.

QAD’s cash and equivalents balance increased to $78.2 million at April 30, 2014, up from $76.0 million at January 31, 2014.  Cash provided by operations for the fiscal 2015 first quarter was $3.2 million, compared with $12.3 million for the first quarter of fiscal 2014.

QAD Inc.
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Fiscal 2015 First Quarter Highlights:
•
Received orders from 21 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including five orders in excess of $1.0 million, of which two orders were in excess of $2.0 million;

•
Received License or Cloud orders from companies across QAD’s six vertical markets, including: Apotex Nederland B.V., Autoliv, Inc., Biomet, Inc., DS Smith Plc, FINDUS France, Furukawa Electric Co., Ltd., KYB Suspensions Europe, S.A., Quality Packaging, Sunrise Medical Limited, Thales Nederland BV, Vascutek Ltd., Yanfeng Visteon, and Zertus GmbH;

•
QAD’s CEBOS Division released the latest versions of MQ1 Elements and QAD Quality Management Suite, our Cloud Electronic Quality Management Solution (EQMS), and signed a multi-plant deal with a major global automotive company;

•	Named ERP Customer Experience Leader by Consumer Goods Technology Magazine readers; and
•	Held our EXPLORE Global Customer Conference in New Orleans, rated best ever by attendees.

Business Outlook
For the second quarter of fiscal 2015, QAD anticipates total revenue of approximately $70 million and earnings of approximately $0.05 per diluted Class A share and $0.04 per diluted Class B share.  For fiscal 2015, QAD continues to expect revenue growth at a rate similar to that which it achieved in fiscal 2014, and earnings roughly equal to fiscal 2014 levels.

Calculation of Earnings Per Share
 EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2015 first quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-234-9959 (international).  A replay of the call will be accessible through midnight June 5, 2014 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 318938.

About QAD
QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB) is a leading provider of enterprise software and services designed for global manufacturing companies.  For more than 30 years, QAD has provided global manufacturing companies with QAD Enterprise Applications, an enterprise resource planning (ERP) system that supports operational requirements; including financials, manufacturing, demand and supply chain planning, customer management, business intelligence and business process management.  QAD Enterprise Applications is offered in flexible deployment models as on-premise software, in the Cloud with QAD Cloud ERP or in a blended environment.  With QAD, customers and partners in the automotive, consumer products, food and beverage, high technology, industrial products and life sciences industries can better align daily operations with their strategic goals to meet their vision of becoming more Effective Enterprises.

QAD Inc.
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For more information about QAD, telephone +1 805-566-6000 or visit www.qad.com.

"QAD" is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2014 ended January 31, 2014, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended April 30,
	2014	2013
Revenue:
License fees	$6,652	$6,218
Subscription fees	6,192	4,042
Maintenance and other	36,076	35,201
Professional services	19,565	16,466
Total revenue	68,485	61,927
Cost of revenue:
License	900	955
Maintenance, subscription and other	11,956	11,062
Professional services	18,575	16,608
Total cost of revenue	31,431	28,625
Gross profit	37,054	33,302
Operating expenses:
Sales and marketing	16,477	16,056
Research and development	11,195	10,845
General and administrative	8,904	7,946
Amortization of intangibles from acquisitions	180	176
Total operating expenses	36,756	35,023
Operating income (loss)	298	(1,721)
Other expense (income):
Interest income	(57)	(97)
Interest expense	181	203
Other expense (income), net	226	(273)
Total other expense (income), net	350	(167)
Loss before income taxes	(52)	(1,554)
Income tax expense (benefit)	24	(291)
Net loss	$(76)	$(1,263)

Basic and Diluted Net Loss per Share
Class A	$(0.01)	$(0.08)
Class B	$(0.00)	$(0.07)

Basic and Diluted Weighted Shares
Class A	12,628	12,429
Class B	3,168	3,145

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 30,	January 31,
	2014	2014
Assets
Current assets:
Cash and equivalents	$78,225	$75,984
Accounts receivable, net	51,398	71,337
Deferred tax assets, net	8,282	8,133
Other current assets	15,414	14,980
Total current assets	153,319	170,434

Property and equipment, net	32,869	33,085
Capitalized software costs, net	3,095	3,315
Goodwill	11,459	11,377
Long-term deferred tax assets, net	10,488	11,788
Other assets, net	4,681	4,814

Total assets	$215,911	$234,813

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$393	$389
Accounts payable and other current liabilities	36,690	45,241
Deferred revenue	97,283	104,160
Total current liabilities	134,366	149,790

Long-term debt	14,984	15,085
Other liabilities	3,050	5,733

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	149,685	150,837
Treasury stock	(26,712)	(28,220)
Accumulated deficit	(52,661)	(51,472)
Accumulated other comprehensive loss	(6,819)	(6,958)
Total stockholders' equity	63,511	64,205

Total liabilities and stockholders' equity	$215,911	$234,813

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2014	2013

Net cash provided by operating activities	$3,178	$12,273

Cash flows from investing activities:
Purchase of property and equipment	(570)	(1,130)
Capitalized software costs	(56)	(54)
Other, net	-	4
Net cash used in investing activities	(626)	(1,180)

Cash flows from financing activities:
Repayments of debt	(97)	(94)
Tax payments, net of proceeds, related to stock awards	(577)	(133)
Excess tax benefits from share-based payment arrangements	143	51
Payment of contingent liability associated with acquisitions	(471)	-
Repurchase of stock	-	(686)
Dividends paid in cash	-	(947)
Net cash used in financing activities	(1,002)	(1,809)

Effect of exchange rates on cash and equivalents	691	(512)
Net increase in cash and equivalents	2,241	8,772
Cash and equivalents at beginning of period	75,984	65,009
Cash and equivalents at end of period	$78,225	$73,781